EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

January 2, 2018

Board of Directors of BioLife4D Corporation.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated November 20, 2017, with respect to the balance sheets of BioLife4D Corp. as of December 31, 2016 (as of June 30, 2017 is presented and marked unaudited) and the related statements of operations, shareholders’ equity and cash flows for the period from November 14, 2016 (inception) to December 31, 2016 (and the period shown from January 1, 2017 through June 30, 2017 are presented as unaudited) and the related notes to the financial statements.

Additionally, we consent to and acknowledge the reference to our firm as an expert in auditing and accounting as disclosed in the foregoing offering documents.

/s/ IndigoSpire CPA Group

January 2, 2018